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                                                                    EXHIBIT 10.7

                                 [ATMEL LOGO]

                      LICENSE AND MANUFACTURING AGREEMENT

     This License and Manufacturing Agreement (the "Agreement") is entered into on February 20, 1997 by and between ATMEL CORPORATION, a California corporation ("Atmel") and SONIX TECHNOLOGIES, INC., a Utah corporation ("Sonix").

                                   RECITALS

     A. Sonix is in the business of designing, developing and selling certain products for hearing applications which incorporate integrated circuits;

     B. Atmel is in the business of designing, developing, manufacturing and selling various types of integrated circuits; and

     C. Sonix and Atmel desire to enter into this Agreement for the purposes of setting forth the terms and conditions under which Atmel will be granted the right to make or have made certain integrated circuits, for sale to Sonix and other customers of Atmel, and Atmel will provide manufacturing services to Sonix with respect to certain of Sonix integrated circuits.

                                   AGREEMENT

     NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING AND THE MUTUAL COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

                                   SECTION 1

                                  DEFINITIONS

     For purposes of this Agreement the following terms shall have the meanings set forth below:

     1.1 Sonix Patents. "Sonix Patents" shall mean all patents, patent applications, and additions, continuations, continuations-in part, divisions, reissues or extensions based thereon, if any, in all countries of the world, which are owned by Sonix now or at any time during the term of this Agreement, or which are licensed by Sonix from a third party with the right to grant sub licenses of the scope granted herein, and which are required for the manufacture, use and sale of Products.

     1.2 Effective Date. "Effective Date" shall mean the date first set forth above.




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     1.3     Licensed Technology. "Licensed Technology" shall mean those integrated circuits and any Updates which are delivered by Sonix to Atmel, comprising Sonix's core DSP, audio processing algorithm, low power/low voltage technology and related circuit techniques and architecture.

     1.4 Hearing Applications. "Hearing Applications" shall mean all applications involving hearing assistance, hearing restoration, hearing enhancement, hearing protection, hearing simulation or hearing replacement relating to personal hearing aids or similar types of devices.

     1.5 Non-Hearing Applications. "Non-Hearing Applications" shall mean all applications other than Hearing Applications, including but not limited to telephone and personal audio entertainment products.

     1.6 Sonix Know-How. "Sonix Know-How" shall mean Sonix's processes, designs, know-how, trade secrets and other information owned by Sonix or licensed to Sonix from a third party with the right to grant sub-licenses of the scope granted herein that are necessary or useful to manufacture, use and sell Products.

     1.7 Products. " Product(s)" shall mean one or more integrated circuit products, developed or manufactured by or for Atmel using all or a portion of the Licensed Technology, Sonix Patents or Sonix Know-How.

     1.8 Net Selling Price. "Net Selling Price" shall mean the invoiced price, F.O.B. Atmel's factory, to its customer, less any quantity and trade discounts, independent sales representative or independent distributor commissions, and/or product returns, and excluding charges for handling, freight, taxes or duties of any kind, C.O.D. charges, insurance, and the like.

     1.9 Updates. "Updates" shall mean any updates, modifications, corrections, or improvements made after the date hereof to the Licensed Technology made during the term of the Agreement.

                                   SECTION 2

                                   LICENSES

     2.1 License Grant. Sonix hereby grants to Atmel a worldwide, non-exclusive license, non-sublicensable, under the Licensed Technology, Sonix Patents and Sonix Know-How, to make, have made, modify, use, market and sell the Products for Non-Hearing Applications.

     (a) The licenses granted to Atmel by Sonix pursuant to Section 2.1 hereof, may be transferred by Atmel to a majority-owned subsidiary or parent, or pursuant to a merger, reincorporation or other transfer, but may not be transferred separately except to a subsidiary of Atmel, provided however that such subsidiary or parent agrees to be bound by the terms of this Agreement. The license granted above may not otherwise be transferred except as set forth in this Section 2.1 (a). Any such transfer shall not relieve Atmel of its obligations hereunder.


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     2.2   License to Sonix. Atmel hereby grants to Sonix a perpetual, worldwide, non- exclusive, non-transferable-license, to make, use and sell products that include minor improvements or enhancements made by Atmel to the Licensed Technology for use by Sonix solely in Hearing Applications. If Atmel makes a major or substantial improvement or enhancement to the Licensed Technology, Atmel and Sonix shall meet to discuss a license to such major improvements to Sonix for Hearing Applications.

     2.3 Intellectual Property Rights. Atmel agrees that Sonix will retain sole ownership and complete intellectual property rights to the Licensed Technology, Sonix Patents and Sonix Know- How licensed to Atmel hereunder and to any enhancements, modifications, improvements, changes or derivative products thereto made by or for Sonix. Sonix agrees that Atmel will retain sole ownership and complete intellectual property rights to all masks, test hardware/software and other tooling generated to the extent that any or all the foregoing are generated by or for Atmel to manufacture the Products and to any enhancements, modifications, improvements, changes or derivative products made by Atmel with respect to the Products.

                                   SECTION 3

                          OBLIGATIONS OF THE PARTIES

     The Parties respectively agree to perform the following tasks with respect to the Products:

     (a) Atmel shall make available to Sonix its design, electrical and layout rule set for Atmel's AT19760 Process.

     (b) Atmel shall make available to Sonix, in a format compatible with Sonix's design platform, the AT19760 digital cell library; transistor level Hspice models (level 42 or level 49); 1/0 pad library and gate level and transfer transistor level representations for the EEPROM.

     (c) A preliminary design review will be held at Atmel. Atmel and Sonix shall review and agree on the scope of the work, (for example, Sonix's product specification, test specification and test plan) begin the design.

     (d) Sonix shall design, simulate, layout, run DRC and LVS on the circuit and generate a GDSII tape for the complete chip, except for the EEPROM bit-cell. Sonix will not be given EEPROM bit-cell information.

     (e) ATMEL shall integrate the EEPROM bit-cell into the EEPROM, run DRC's and LVS, and generate mask data.

     (f) A final design review will be held at Atmel before masks are made.

     (g) Atmel shall generate masks, and start one (1) 24 wafer lot for design verification (hold-12 @ poly; hold-6 @ contact.) 6 wafers will be completed and delivered to Sonix. A number of the completed wafers (to be mutually agreed) will be delivered without passivation. The remainder of the lot will be completed after evaluation of the initial 6 wafers, possibly with mask changes as provided for in Exhibit A.

     (h) Atmel shall generate a test program (probe) from customer supplied,test specification and test vectors.

     (i) Atmel shall perform qualification (per Sonix's specification) and characterization for release of the Product to production.

     (j) Atmel shall make available to Sonix any applicable future fabrication process that Atmel installs into its fabrication facility in Colorado
Springs, Colorado.


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                                   SECTION 4

                                   ROYALTIES

     4.1 Payments. In consideration for the grant of licenses and other rights by Sonix to Atmel hereunder, Atmel agrees to pay Sonix a royalty in the amount of five percent (5%) of the Net Selling Price of each Product sold by Atmel or its transferee under Section 2.1 (a) to p arties other than Sonix.

     4.2 Statement and Payment. Within forty-five (45) days after the end of each calendar quarter, Atmel shall finish to Sonix a statement showing for each Product the number of each such Product which were sold by Atmel or its transferee under Section 2.1 (a) during such quarter and the royalty due to Sonix, which statement shall be accompanied by payment of such royalties in U.S. Dollars. Late payments shall be subject to a service charge of 1.5% per month or the maximum rate permitted by applicable law. Atmel shall keep records of royalty bearing events for two years. Sonix may have an independent third party audit such records of Atmel upon reasonable notice and no more than once a year. If the audit reveals an underpayment of royalties of 10% or more, then Atmel shall pay all costs of the audit in addition to the amount of the underpayment plus reasonable interest.

                                   SECTION 5

                                 MANUFACTURING

5.1 Manufacturing. Atmel agrees to manufacture and sell Products to Sonix on the terms and conditions set forth herein. The terms and conditions of this Agreement shall control all sales of Products by Atmel to Sonix, and any additional or different terms or conditions in either party's purchase order, acknowledgment, or similar document shall be of no effect.

5.2 Pricing. Sonix shall pay Atmel for Product and engineering services as set forth in Exhibit A.

5.3  Payment.

     (a) Payment for Products shall be made by Sonix in U.S. Dollars within thirty (30) days following receipt of Atmel's invoice. In the event Sonix fails to make any payment here-under when due, Atmel may require, as a condition to shipping any additional Products to Sonix, prepayment by Sonix for such shipment or other assurance of payment by Sonix at Atmel's discretion. Amounts past due will be subject to a monthly charge at the rate of 1.5% per month or the maximum rate permitted by law, whichever is less, to cover
Atmel's costs of servicing such past due amounts.

     (b) Any purchase by Sonix of any product shall be subject to reasonable review and approval by Atmel's credit department.

     (c) Sonix shall pay, in addition to the prices quoted or invoiced, the amount of any sales, use, excise or other similar tax or duty applicable to the sale to Sonix of any Products, or Sonix shall supply Atmel with an appropriate tax exemption certificate.


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5.4  Forecasts and Orders.

     (a) Forecast. Commencing upon Atmel's commercial production of the Products Sonix shall provide to Atmel a eighteen (18) month rolling forecast setting forth its estimated requirements for shipment by month for Products, and Sonix and Atmel agree that the current six (6) months of the rolling forecast is a firm minimum and may be increased for months beyond the cycle time, which is currently three (3) months, but may change from time to time. Sonix shall submit purchase orders for products forecasted to be shipped in such six month period, but shall in any event be liable for payment and Atmel for shipment with respect to such products even if Sonix fails to submit such an order to Atmel provided, however, if Sonix does not place a purchase order, or cancels a purchase order prior to completion of the Products, Sonix shall only be liable for costs incurred to the date of cancellation plus Atmel's profit for such Product. This forecast shall be updated monthly. Such purchase orders may be changed as mutually agreed to by the parties hereto.

     (b) Minimums. Notwithstanding any other provisions of this Agreement, Sonix agrees to purchase and Atmel agrees to supply a minimum of the following quantities:

        i)     *   die per month (  *   die per year) beginning one year
after production release of the first Product manufactured for Sonix;

        ii)    *   die per month (  *   die per year) beginning two years
after production release of the first Product manufactured for Sonix;

        iii)   *   die per month (  *   die per year) beginning three years
after production release of the first Product manufactured for Sonix; and

        iv)    *   percent (  *  %) of all Product sold by       to
parties other than Sonix shall be counted as applying to the minimums set forth above.

     (c) Orders. All Agreement purchases and sales between Atmel and Sonix shall be initiated by Sonix's issuance of written purchase orders sent via courier or facsimile. Such orders shall state unit quantities, unit descriptions, requested delivery dates, and shipping instructions. The acceptance by Atmel of an order shall be indicated by written acknowledgment thereof by Atmel. All orders placed by Sonix and accepted by Atmel shall be non-cancelable except as set forth in Section 5.4 (a). If in conformance with this Agreement Atmel shall accept the purchase order or if not in conformance with this Agreement, Atmel shall notify Sonix reasonably promptly to the extent it does not accept any order placed by Sonix. The terms and conditions of this Agreement shall prevail over and supersede any conflicting or contravening terms or condition of any purchase order or acknowledgment for the Product.

     5.5 Shipping. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Atmel's standard containers, marked for shipment at Sonix's address set forth above or specified in Sonix's purchase order, and delivered to a carrier or forwarding agent chosen by Sonix. Should Sonix fail to designate a carrier, forwarding agent or type of conveyance, Atmel shall make such designation in conformance with its standard shipping practices. Shipment will be F.O.B. Atmel's factory, at which time risk of loss (other than loss or damage due to Atmel's failure to properly package the Products) and title shall pass to Sonix, and all freight, insurance and other shipping expenses, as well as any special packing expenses, shall be bome by and charged separately to Sonix. Sonix shall have fifteen days to inspect the Products and reject any Product that does not meet the applicable specifications.


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5.6  Warranty.

     (a) Atmel warrants that goods delivered hereunder shall conform to the applicable specifications and shall be free from defects in material and workmanship under normal use and service for a period of one year from the applicable date of invoice. For products which are not standard products, such as dice and wafers, Atmel warrants to Sonix that such products shall conform to the applicable specifications and shall be free from defects in material and workmanship under normal use and service for a period of ninety (90) days from the date code as set forth on Sonix's end Product. Products which are "samples" and/or "prototypes" are sold "AS IS", "WITH ALL FAULTS," and with no warranty whatsoever.

If during such warranty period, (i) Atmel is notified promptly in writing upon discovery of any defects in the goods, including a detailed description of such defect; (ii) such goods are returned to Atmel, FCA

Atmel's facility accompanied by Atmel's Returned Material Authorization; and
(iii) Atmel's reasonable examination of such goods discloses to Atmel's satisfaction that such goods are defective and such defects are not caused by accident, abuse, misuse, neglect, alteration, improper installation, repair, or alteration by someone other than Atmel, improper testing, or use contrary to any instructions issued by Atmel within a reasonable time, Atmel shall (at its sole option) promptly either repair, replace or if not commercially reasonable for the prior options, credit Sonix the purchase price of such goods.

Prior to any return of goods by Sonix pursuant to this clause, Sonix shall afford Atmel the opportunity to inspect such goods at Sonix's location, and any such goods so inspected shall not be returned to Atmel without its prior written consent.

Atmel shall return any goods repaired or replaced under this warranty to Sonix transportation prepaid, and reimburse Sonix for the transportation charges paid by Sonix for such goods. The performance of this warranty shall be tolled during such repair, replacement and transportation period however the total warranty period for any goods shall not be beyond that period applicable to the goods originally delivered.

THE FOREGOING WARRANTY CONSTITUTES ATMEL'S EXCLUSIVE LIABILITY, AND THE EXCLUSIVE REMEDY OF SONIX, FOR ANY BREACH OF WARRANTY OR OTHER NONCONFORMITY OF GOODS COVERED BY THIS AGREEMENT. THIS WARRANTY IS EXCLUSIVE, AND IN LIEU OF ALL OTHER WARRANTIES. ATMEL MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THIS WARRANTY SHALL BE AS EXPRESSLY PROVIDED HEREIN.

                                   SECTION 6

                             TERM AND TERMINATION

     6.1 Term. This Agreement shall become effective upon the Effective Date and shall remain in force until five (5) years from the Effective Date, and thereafter shall be automatically extended for additional one (1) year periods, unless either party gives ninety (90) days written notice prior to the expiration of the Agreement.

     6.2 Termination for Breach. If either party breaches any term or condition of this Agreement in any material respect and fails to cure that breach within ninety (90) days after receiving written notice


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of the breach, the other party shall have the right to terminate this Agreement by written notice after the end of such ninety (90) day period.

     6.3 Bankruptcy. Either party may terminate this Agreement if the other becomes the subject of a voluntary or involuntary petition in bankruptcy or any administrative or legal proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors.

     6.4 Survival of Provisions. The provisions of Sections 5, 6, 7, 8, 9 and 10 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement, except that in the event of the expiration or the termination of this Agreement by Atmel following a material breach by Sonix, the license granted to Atmel in Section 2 hereof shall survive and remain in ftill force and effect, and such license shall thereafter be perpetual, but Atmel shall continue to pay royalties as set forth in Section 4 provided, however, that Atmel may offset any amounts owed to Sonix by Atmel against any damage or costs it occurs because of such breach. In the event of a termination of this Agreement by Sonix following a material breach by Atmel, the license granted to Atmel in Section 2 shall terminate upon the sale of the Products Atmel has on its backlog as of the date of termination of the Agreement, and Atmel shall pay Sonix royalties for such Products and the licensed granted to Sonix in
Section 2.2 shall survive the termination or expiration of the Agreement.
Atmel shall have no rights to any Updates made to the Licensed Technology after the expiration of the Agreement.

                                   SECTION 7

                                   INDEMNITY

     7.1 Indemnification by Sonix. Sonix represents and warrants that it has full right and authority to enter into this Agreement and to grant the licenses granted by it to Atmel herein and that no third party has any rights of any kind with respect to the Licensed Technology, the Sonix Patents or the Sonix Know-How that would conflict with such licenses. Except as set forth in Section
7.2 hereof, Sonix further agrees to defend and indemnify Atmel against any actions brought against Atmel or its customers to the extent based upon a claim that the Licensed Technology infringes any patent, trade secret or other intellectual property right of any third party, and to pay any settlements entered into or damages awarded against Atmel or its customers to the extent based upon such a claim; provided, that Sonix is provided reasonably prompt notice of any such action and reasonable assistance in connection with the defense thereof (at Sonix's expense) and allows Sonix full control of the defense and settlement thereof. This Section 7 sets forth Atmel's sole remedy for any infringement claims it may have against Sonix or any breach by Sonix of the above warranty.

     7.2 Indemnification by Atmel. Except as set forth in Section 7.1 hereof, Atmel agrees to defend and indemnify Sonix against any actions brought against Sonix or its customers to the extent based upon a claim that a Product or a process used to manufacture a Product infringes any patent, trade secret or other intellectual property right of any third party as a result of information or processes provided to Sonix by Atmel, and agrees to pay any settlements entered into or damages awarded against Sonix or its customers to the extent based upon such a claim; provided that Atmel is provided reasonably prompt notice of any such action and reasonable assistance in connection with the defense thereof (at Atmel's expense) and allows Atmel full control of the defense and settlement


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thereof. This Section 7 sets forth Sonix's sole remedy for any infringement claims it may have against Atmel.

     7.3 Remedies. If a Product is or becomes the subject of any claim demand, suit or proceeding for any infringement of any third party patent, trade secret or other intellectual property right, or if it is adjudicatively determined that such Product infringes any third party patent, trade secret or other intellectual property right, then indemnifying party shall, at its option and expense, either (i) procure for indemnified party and its customers the right under such third party intellectual property to manufacture, sell or use, as appropriate, the infringing technology; (ii) replace or modify the infringing technology with other suitable and reasonably equivalent non-infringing technology; or (iii) if neither of the foregoing is commercially practical refund any amounts already paid with respect to those particular Products that may no longer be sold or otherwise distributed. Sonix's total liability under this Section 7 shall not exceed the amount of cumulative payments of royalties Sonix has received from Atmel pursuant to this Agreement. Atmel's total liability under this Section 7 shall not exceed ten percent (10%) of the Net Selling Price of each such Product found to be infringing.

     7.4 Disclaimer. THE FOREGOING STATES BOTH PARTIES ENTIRE LIABILITY AND OBLIGATION (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO INTELLECTUAL PROPERTY INFRINGEMENT OR CLAIMS THEREFOR REGARDING ANY OF THE PRODUCTS OR TECHNOLOGY DEVELOPED, MANUFACTURED OR SOLD PURSUANT TO THIS AGREEMENT.

                                   SECTION 8

                                CONFIDENTIALITY

     8.1  Confidential Information.

     (a) As used in this Section 8. 1, the term "Confidential Information" shall mean any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party. In addition, all technical and confidential information exchanged prior to the Effective Date shall be subject to the terms of this Section 8 after the Effective Date.

     (b) Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party's Confidential Information and shall not disclose such Confidential Information to any third party except as may be necessary and required in connection with the rights and obligations of such party under this Agreement, and subject to confidentiality obligations in writing at least as protective as those set forth herein.


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Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care.

     (c) Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which:

     (i) was generally known and available in the public domain at the time it was disclosed or becomes generally known and available in the public domain through no fault of the receiver;

     (ii)  was known to the receiver at the time of disclosure;

     (iii) is disclosed with the prior written approval of the disclosure;

     (iv) was independently developed by the receiver without any use of the Confidential Information;

     (v) becomes known to the receiver from a source other than the disclosure without breach of this Agreement by the receiver and otherwise not in violation of the disclosure's rights; or

     (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiver shall provide prompt, advanced notice thereof to enable the disclosure to seek a protective order or otherwise prevent such disclosure.

     (d) Each party shall obtain the execution of proprietary non-disclosure agreements with its employees, agents and consultants having access to Confidential Information of the other party, and shall diligently enforce such agreements, or shall be responsible for the actions of such employees, agents and consultants in this respect.

     8.2 Publicity. All publicity regarding the announcement of this Agreement shall be coordinated by both parties. Neither party shall disclose the terms of this Agreement without the prior written approval of the other party, except as required as a matter of law or to attorneys, accountants or investment bankers, if necessary for Sonix to operate or raise funds but each such disclosure shall have executed a non-disclosure agreement similar in content to Section 8 hereof.

     8.3 Return of Information. Upon the written request by either party following the termination of this Agreement, each party shall return to the other party any Confidential Information of the other party in its possession, except that Atmel shall be permitted to retain any Confidential Information relating to Sonix Know-How in the event this Agreement is terminated by Atmel as a result of a breach by Sonix, but must keep all Confidential Information as set forth in this Section 8.


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                                   SECTION 9

                            LIMITATION OF LIABILITY

EXCEPT IN THE CASE OF AN INTENTIONAL OR GROSSLY NEGLIGENT ACT OR OMISSION OF A PARTY, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE DESIGNS, PRODUCTS, INFORMATION OR OTHER TECHNOLOGY PROVIDED PURSUANT TO THIS AGREEMENT.

                                  SECTION 10

                                 MISCELLANEOUS

     10.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

     10.2 Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, yield problems, war or other violence, any law, order, proclamation, ordinance, or demand or requirement of any government agency, the party so affected upon giving prompt notice to the other party shall be excused from such performance during such prevention, restriction or interference.

     10.3 Assignment. Except as set forth in Section 2, neither party may assign or delegate this Agreement or any of its licenses, rights or duties under this Agreement without the prior written consent of the other, except to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets, and which has assumed in writing or by operation of law its obligations under this Agreement.

     10.4 Arbitration. Any dispute or claim arising out of or relating to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration in Santa Clara County, California, under the Rules for Commercial Arbitration of the American Arbitration Association, by three arbitrators (or such lesser number of arbitrators as the parties hereto shall agree) appointed in accordance with said Rules. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrators.

     10.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, by messenger or by telecommunications addressed to the addresses first set forth above or at such other address furnished with a notice in the manner set forth herein. Such notices



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shall be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered.

     10.6 Partial Invalidity. If any paragraph, provision, or clause the of shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

     10.7 Counterparts. This Agreement may be executed in counterparts which, taken together, shall be regarded as one and the same instrument.

     10.8 Waiver. The failure of either party to enforce at any time the provisions of this Agreement shall in no way be constituted to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.

     10.9 Entire Agreement. The terms and conditions herein contained constitute the entire agreement and supersede all previous agreements and understandings, whether oral or written, including without limitation the Non-Disclosure Agreement previously entered into by the parties, between the parties hereto with respect to the subject matter hereof and no agreement or understanding varying or extending the same shall be binding upon either party hereto unless in a written document signed by the party to be bound thereby.

     10.10 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.


ATMEL CORPORATION                       SONIX TECHNOLOGIES, INC.


By:  /s/ George Perlegos                By: /s/ A. Raguskus
     -----------------------                ----------------------------
         George Perlegos                Name: A. Raguskus
                                              --------------------------
       President and CEO                Title: President and CEO
                                               -------------------------


[ * ]= CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT A
                                   (Pricing)


Non-recurring Engineering (NRE) Charges
---------------------------------------

New Designs
-----------
1.  Design Support        EEPROM Cell + Interface Circuits, ESD structures,                       $[ * ]
                          final DRC/LVS, Frame, FDR
2.  Masks                 AT19760 process [ * ] masks at [ * ] per layer                          $[ * ]
3.  Test Hardware         Design and Build Probe Card and Load Board
                          -Supply Sonix with two Probe Cards @ $[ * ] each                        $[ * ]
4.  Test Program          Sonix to provide digital test vectors and test specs. Jointly debug     $[ * ]
5.  Wafers                Sonix to receive [ * ] wafers with at least [ * ] wafers being without
                          passivation                                                             $[ * ]
                                                                                                  ------

    Total                                                                                         $[ * ]

Design Revisions
----------------
Wafer lots are $[ * ] for [ * ] wafers. Masks are $[ * ] per layer. Engineering support [ * ]*

Qualifications
--------------
6.  Qualification         [ * ]*
7.  Characterization      [ * ]*

Unit Pricing
------------
8.  Prototypes are $[ * ] each (Min and Max quantities [ * ]*)
9.  Productions Units are $[ * ]  each.
             Assumptions  a)  Die Size 100mils x 150mils on AT19760 process;
                          b)  Wafer Sort Test time is 5 seconds; and
                          c)  Deliver tested die (bumping and price adder TBD*).

[ * ]




[ * ]= CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.